Contact:	Mark Murphy, Chief Executive Officer
(714) 241-4411

Brett Maas, Investor Relations
Hayden Communications, Inc.
(646) 536-7331

For Immediate Release

PRO-DEX, INC. ANNOUNCES THIRD QUARTER FISCAL 2007 FINANCIAL RESULTS

Sales increase 40.4% for the quarter, 34.5% year-to-date
Net income increases to $216,000 or $0.02 per share for the quarter

SANTA ANA, CA, May 15, 2007 - PRO-DEX, INC. (NASDAQ: PDEX) a developer and manufacturer of embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, which enables speed-to-market for customers who serve the medical, dental, factory automation, scientific research, aerospace and military markets, today announced financial results for the fiscal third quarter ending March 31, 2007.

Consolidated net sales for the third fiscal quarter were $5.9 million, an increase of 40.4 percent compared to the $4.2 million for the third fiscal quarter of 2006. The topline growth was led by a 90 percent increase in medical product sales and a 45 percent increase in dental revenues. The Company reported net income of $216,000, or $0.02 per basic and fully diluted share (based on 9.8 million shares) compared to net income of $6,000, or $0.00 per basic and fully diluted share (based on 10.0 million shares) last year.

Mark Murphy, the Company’s President and Chief Executive Officer, commented, “Strong sales, particularly to our continuing medical and dental customers, contributed to our improved results for the quarter. This continued the recent trend of growing our overall revenue base, primarily by a strong strategic position with our traditional customers. Astromec’s sales were also up 8 percent over the third quarter of last year, which was the first full quarter following the acquisition by Pro-Dex. In addition, we booked $2.7 million in new orders from current customers during the quarter and completed the quarter with a backlog of $9.3 million. Strong April bookings allowed us to rebuild our backlog to $10.3 million, down only 12 percent from the backlog at December 31, 2006 despite converting a significant amount of backlog into revenue during the four-month period since then. We continue to have active conversations with several prominent potential customers for additional work and are cautiously optimistic that some of these conversations will result in orders over the next six to 12 months. I’m also pleased with our return to profitability, driven by higher revenues and a sequential and year-over-year increase in our quarterly gross profit margins.”

Gross profit for the third fiscal quarter improved to $2.2 million or 36.4 percent of sales, compared with gross profit of $1.5 million, or 34.5 percent of sales, for the third quarter last year and gross profit of $1.7 million, or 29.6 percent of sales in the second quarter of 2007. These improvements in gross profit margin are due to a product sales mix favoring the medical products that reached 42 percent of sales in this quarter and lower warranty costs at $195,000 this quarter compared to $320,000 last quarter and $360,000 in last year’s third quarter.

Operating expenses increased by 24.7 percent to $1.8 million compared to $1.4 million in the third fiscal quarter last year due to a 38.3 percent increase in general and administrative expenses driven by the inclusion of $113,000 in FAS 123(R) related costs, a 17.3 percent increase in research and development expense and a 13.8 percent increase in selling expenses. However, when compared to the higher sales level, operating expenses declined to 30.5 percent of sales in the third fiscal quarter of 2007, a reduction from 34.3 percent of sales in the third fiscal quarter of 2006.

Income from operations for the quarter was $351,000 compared with $8,000 for the prior-year quarter.

Mr. Murphy continued, “In the last eight months, we have seen a significant improvement in the collaborative environment at Pro-Dex, and I commend our associates for their hard work, dedication and commitment to the Company, its customers and shareholders. While we all know there is much work left to do, we have begun to see the shift from past-based recovery to future-based opportunity. Our Engineering resources continue to be invested partially in the improvement of two related designs for a single customer, where such designs are resulting in high warranty expenses for the Company. The remainder of our Engineering resources has now transitioned to scoping and proposing new work. We are working diligently to increase our momentum in this important shift, but only after we are confident that our designs are excellent. Regarding the lingering warranty exposure, we have increased the reserves on our balance sheet to account for this exposure.”

For the nine-month period ended March 31, 2007, consolidated sales increased to $15.8 million, up 34.5 percent from the $11.7 million for the nine months ended March 31, 2006. Gross profit for the nine months increased 13.0 percent compared to the same period in the previous year due to the higher sales levels. Gross profit as a percentage of sales decreased to 34.9 percent for the nine months compared to 41.6 percent for the nine months ended March 31, 2006 due to warranty expenses and increased inventory reserve coupled with the expected lower gross margin levels in the Astromec component products. Selling and General and Administrative expenses increased to $3.1 million for the nine months from $2.5 million last year, due to the inclusion of the FAS 123(R) expenses and the addition of Astromec. Company-funded research and development expenses increased 30.3 percent, to $1.9 million for the nine months from $1.5 million last year due to higher current and new product development cost and the addition of Astromec. Consolidated operating profit for the nine months decreased to $471,000 compared to $912,000 for the same period in the previous year due to the lower gross margin coupled with the higher level of SG&A and engineering expenses. Net income for the nine months was $319,000 or $0.03 per share on a basic and diluted basis (based on 9.8 million shares), as compared to a net income of $596,000 or $0.06 per share on a basic and diluted basis for the nine months ended March 31, 2006 (based on 10.0 million shares).

Pro-Dex completed the first nine months of fiscal year 2007 with cash and cash equivalents of $319,000, compared to cash and cash equivalents of $358,000 on June 30, 2006. The Company generated nearly $300,000 in operating cash during the fiscal year and kept the credit line borrowings even at $1,200,000 during that period, leaving $800,000 of its credit line available at the end of the quarter. Total working capital was $6.5 million as of March 31, 2007 compared to $6.1 million on June 30, 2006. Shareholders’ equity increased 4.5 percent to $12.6 million from $12.1 million as of June 30, 2006.

Teleconference Information:

Investors and all others are invited to listen to a conference call discussing the third quarter 2007 results today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet on Tuesday, May 15, 2007 at 4:30 p.m. Eastern Time and may be accessed by visiting the Company's website at www.pro-dex.com. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer, plan to host the call. If you would like to join the call, dial (866) 323-3543 U.S. and (706) 679-0672 International, conference I.D. 4620329. You may identify the call as the Pro-Dex Third Quarter Earnings Call.

Pro-Dex Inc., with operations in Santa Ana, California, Beaverton, Oregon and Carson City, Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities, commercial and military aircraft, and high tech manufacturing operations globally.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2007 (unaudited)	June 30,2006 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$319,000	$358,000
Accounts receivable, net of allowance for doubtful
accounts of $135,000 at March 31 and $40,000 at June 30	3,525,000	3,841,000
Inventories, net	4,735,000	3,980,000
Prepaid expenses	311,000	91,000
Income tax receivable	354,000	222,000
Deferred income taxes	958,000	766,000
Total current assets	10,202,000	9,258,000

Property, plant, equipment and leasehold improvements, net	3,732,000	3,726,000
Other assets:
Goodwill	2,997,000	2,931,000
Intangibles - Patents, net	1,345,000	1,417,000
Deferred income taxes	183,000	378,000
Other	37,000	44,000
Total other assets	4,562,000	4,770,000

Total assets	$18,496,000	$17,754,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Credit Line	$1,200,000	$900,000
Accounts payable	1,178,000	952,000
Accrued expenses	928,000	971,000
Current portion of term note	250,000	250,000
Current portion of real estate loan	28,000	27,000
Current portion of "patent" deferred payable	82,000	71,000
Total current liabilities	3,666,000	3,171,000

Long-term liabilities
Term note	458,000	646,000
Real estate loan	1,598,000	1,619,000
Patent deferred payable	158,000	245,000
Total long-term liabilities	2,214,000	2,510,000

Total liabilities	5,880,000	5,681,000

Commitments and contingencies
Shareholders' equity:
Common shares; no par value; 50,000,000 shares authorized;
9,551,550 shares issued and outstanding December 31, 2006,
9,539,792 shares issued and outstanding June 30, 2006,	16,268,000	16,066,000
Accumulated deficit	(3,652,000)	(3,993,000)

Total shareholders’ equity	12,616,000	12,073,000

Total liabilities and shareholders’ equity	$18,496,000	$17,754,000

See notes to consolidated financial statements.

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Three months ended March 31 (unaudited)

	2007	2006

Net sales	$5,916,000	$4,214,000

Cost of sales	3,760,000	2,759,000
Gross profit	2,156,000	1,455,000

Operating expenses:
Selling	361,000	317,000
General and administrative	780,000	564,000
Research and development	664,000	566,000
Total operating expenses	1,805,000	1,447,000

Income from operations	351,000	8,000

Other income (expense):
Other (expense), net	(4,000)	-
Royalty income	5,000	5,000
Interest (expense)	(66,000)	(13,000)
Total	(65,000)	(8,000)

Income before provision for income taxes	286,000	-

(Benefit) provision for income taxes	70,000	(6,000)
Net income	$216,000	$6,000

Net Income per share:
Basic	$0.02	$0.00
Diluted	$0.02	$0.00

Weighted average shares outstanding - basic	9,556,272	9,523,212
Weighted average shares outstanding - diluted	9,765,033	9,998,691

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Nine months ended March 31 (unaudited)

	2007	2006

Net sales	$15,780,000	$11,728,000

Cost of sales	10,274,000	6,854,000
Gross profit	5,506,000	4,874,000

Operating expenses:
Selling	1,039,000	827,000
General and administrative	2,106,000	1,684,000
Research and development	1,890,000	1,451,000
Total operating expenses	5,035,000	3,962,000

Income from operations	471,000	912,000

Other income (expense):
Other (expense), net	7,000	(7,000)
Royalty income	30,000	42,000
Interest income (expense)	(179,000)	31,000
Total	(142,000)	66,000

Income before provision for income taxes	329,000	978,000

Provision for income taxes	10,000	382,000
Net income	$319,000	$596,000

Net Income per share:
Basic	$0.03	$0.06
Diluted	$0.03	$0.06

Weighted average shares outstanding - basic	9,549,211	9,490,317
Weighted average shares outstanding - diluted	9,768,277	10,020,766

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine months ended March (unaudited)

	2007	2006
Cash Flows from Operating Activities:
Net Income	$319,000	$596,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	355,000	302,000
Loss on disposal	5,000	7,000
(Recovery of) Provision for doubtful accounts	95,000	(60,000)
Reserve for obsolete inventory	195,000	267,000
Stock based compensation	199,000	-
Deferred taxes	2,000	(103,000)
Changes in:
Decrease in accounts receivable	220,000	683,000
(Increase) in inventories	(951,000)	(1,724,000)
(Increase) in prepaid expenses	(220,000)	(107,000)
Decrease (Increase) in other assets	7,000	(19,000)
Increase (Decrease) in accounts payable and accrued expenses	182,000	(79,000)
Increase (Decrease) in income taxes payable	(110,000)	83,000
Net Cash (used in) provided by Operating Activities	298,000	(154,000)

Cash Flows From Investing Activities:
Acquisition of Astromec, net of assets acquired	-	(2,359,000)
Proceeds from equipment sale	-	1,000
Purchase of equipment and leasehold improvements	(286,000)	(588,000)
Purchase of Intangible Assets - Patents related to Interflow	(68,000)	(1,165,000)

Net Cash (used in) Investing Activities	(354,000)	(4,111,000)

Cash Flows from Financing Activities:
Principal payments on long-term shareholder borrowings	(96,000)	-
Borrowing on Line of Credit	300,000	1,000,000
Borrowing on Term Note	-	1,000,000
Principal payment on Term Note	(187,000)	(42,000)
Proceeds from option and warrant exercise	-	132,000

Net Cash provided by Financing Activities	17,000	2,090,000

Net (decrease) in Cash and Cash Equivalents	(39,000)	(2,175,000)
Cash and Cash Equivalents, beginning of period	358,000	2,584,000

Cash and Cash Equivalents, end of period	$319,000	$409,000

Supplemental Information
Cash payments for interest	$180,000	$18,000

Cash payments for income taxes	$137,000	$385,000

Non-Cash Disclosure of Investing and Financing Activities
Long term payable incurred in acquisition of intangible assets	$-	$316,000
Acquisition of building and land - Real Estate Loan	$-	$1,650,000
Intravantage Deferred Payable	$-	$317,000